Exhibit 10.3

July 2, 2025

Antonio Grassotti

Antonio@grassotti.net

Dear Antonio,

NOTICE OF REDUNDANCY

1.	We refer to the severance and non-competition agreement with Ranpak Pte. Ltd. (the “Company”) dated 1 November 2015 (the “Employment Agreement”) and to the discussions between yourself and Mr. Omar Asali and Ms. Sara Horvath.

2.	We regret to inform you that the Company will be terminating your employment on the grounds of redundancy with your last day of employment being 31 July 2025 (the “Separation Date”). All of your employee benefits will cease on the Separation Date.

3.	Due to the internal reorganisation within the Company, your current role as Managing Director, APAC with the Company will no longer be required after the Separation Date.

4.	We appreciate that this news may be difficult. The Company is thus providing you with a longer notice period, beyond the required four (4) weeks’ notice provided for in section 10(3)(d) of the Employment Act 1968.

5.	The following arrangements and terms will apply to your termination:

a.	Salary and Earned Cash Bonus:

You will be paid your salary up to the Separation Date. You will also be paid your earned cash bonus for 2025, subject to the performance metrics and proration for the number of days worked in 2025. The earned cash bonus will be paid pursuant to the Company’s regular cash bonus process, which is expected to pay out the 2025 cash bonus in March 2026.

Set out at Schedule 1 to this letter are the payments that will be paid out to you on the Separation Date or within 3 working days thereafter. For the avoidance of doubt, the sum to be paid to you on the Separation Date or within 3 working days thereafter will not include salary payments which will be paid to you via the Company’s monthly payroll.

Except as provided for in this letter, there are no other sums of money contractually or legally due to you or which will become due to you following the date of this letter from the Company, including, without limitation, any sums arising out of or in connection with the Employment Agreement or arising out of or in connection with the termination of the Employment Agreement.

All payments made to you will be less such deductions as the Company will be required or permitted by law to make, including (without limitation) for tax clearance purposes.

b.	Equity Grant Program

You will retain your right to the shares listed below vesting at the dates listed below, the continuing employment requirement being waived:

i.	2023 Equity Program: 6,910 shares vesting on March 10, 2026

ii.	2024 Equity Program: 16,952 shares vesting on March 10, 2026

iii.	2025 Equity Program: 6,103 shares (RSU portion) vesting on March 10, 2026

iv.	Retention Program: 20,000 shares vesting on January 1, 2026

c.	Additional Payment:

In addition, provided that you enter into the separation agreement enclosed to this letter at Schedule 2 (the “Separation Agreement”) on or before July 1, 2025, confirming (among others) that you have no further claims against the Company, and subject to the terms and conditions set out therein, the Company will pay you an additional payment (“ Additional Payment”) in the amount set out in the Separation Agreement, as consideration for the separation agreement and compensation for loss of office.

You are not obligated to enter into the Separation Agreement. In such circumstances, you will not be provided the Additional Payment.

d.	Matters in connection with your termination:

In connection with the cessation of your employment with the Company, the Company requires you to:

(i)	submit all outstanding accounts and expense claims by July 31, 2025;

(ii)	resign from all your directorship positions in the Company and the Group without claim for compensation by executing copies of the Letter of Resignation set at out at Schedule 3, and return the same to the Company by the Separation Date; and

(iii)	deliver up and return to the Company, by July 31, 2025, all “Ranpak Property” which had been entrusted or made available to you by the Company, where the term “Ranpak Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by you during your employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed, or acquired at any time by you individually or, with others during your employment which relate to the Company or its product or services.

e.	Tax Clearance

All payments made to you will be less such deductions and/or withheld for tax clearance purposes as the Company will be required or permitted by law to make. You will account to the Comptroller of Income Tax for any tax payable in respect of all payments made to you upon termination. For the avoidance of doubt, you remain personally liable and responsible to pay any assessed income tax to the Inland Revenue Authority of Singapore (“IRAS”) directly. The Company reserves the right to recover any sums paid to IRAS on your behalf from you. Accordingly, all monies due to you (less any tax assessed by IRAS), shall be released to you within three (3) working days of the Separation Date, or within three (3) working days of tax clearance, whichever is later.

f.	Return of work pass and repatriation

You shall return your work pass and dependant passes of your family (if any) to the Company within three (3) days after the Separation Date.

The Company will be providing you with a lumpsum payment of S$15,000 being the moving and travel stipend by August 31, 2025.

g.	Post-Separation Obligations:

We take this opportunity to remind you that even though your employment with the Company will cease as of the Separation Date, your post-termination obligations under your Employment Agreement, including but not limited to your obligations in respect of post-termination restrictions (Sections 3(b), 3(d) and 3(e) of the Employment Agreement) and confidentiality (Section 3(c) of the Employment Agreement) will continue to apply, to the extent stipulated in the Separation Agreement, even after your employment with the Company has ceased.

6.	Please keep the terms of this letter and your departure from the Company strictly confidential, and do not to disclose the same to any persons.

7.	The Company would like to thank you for your service and wishes you the very best for your future endeavours. Should you have any queries, please feel free to contact Sara Horvath at horvath.sara@ranpak.com.

On behalf of

Ranpak

/s/ Sara Horvath

Sara Horvath

EVP, Chief Legal & HR Officer

SCHEDULE 1

Schedule of Payments

S/N	Payment	Amount (S$)
1.	2.5 days of accrued but unused annual leave	SGD 6,966.02
	Total:	SGD 6,966.02

IMPORTANT NOTE:

1.	The above payments will be subject to statutory deductions and/or contributions, where applicable.

2.	The above figures are calculated as at the date of this letter based on a point of leaving being the Separation Date. Should your employment terminate earlier or you take some or all of your accrued but untaken annual leave, or if there are any outstanding accounts and expense claims (subject to the Company’s prevailing policies on the same), then the above figures will be recalculated based on the information at that point.

SCHEDULE 2

Separation Agreement (without prejudice and subject to contract)

DATED THE 2ND DAY OF JULY

Between

RANPAK PTE. LTD.

And

ANTONIO GRASSOTTI

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“AGREEMENT”) is dated this July 2, 2025 and is made between:

(1)	RANPAK PTE. LTD. (UEN No. 201300173K., a company registered in Singapore and having its registered address at 456 Alexandra Road, #22-02, Fragrance Empire Building, Singapore 119962 (the "Company"); and

(2)	ANTONIO GRASSOTTI (Identification No. G3241661L) (the "Employee") (each a "Party" and collectively, the "Parties").

WHEREAS:

(A)	The Employee was employed as Managing Director, APAC by the Company pursuant to the severance and non-competition agreement dated 1 November 2015 (the “Employment Agreement”).

(B)	The Company has, by way of its letter dated July 2, 2025 (“Notice of Redundancy”) provided notice of termination to the Employee, with the Employee’s last day of employment to be 31 July 2025 (the “Separation Date”).

(C)	On a without admission of liability basis, the Company and Employee wish to effect a full and final settlement of any and all claims the Employee may have against the Company and any company within the Ranpak group of companies (each a “Group Company”, collectively, the “Group”), on the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	ADDITIONAL PAYMENT

1.1.	Subject to Clause 1.2 below, in consideration of the obligations and promises set out in this Agreement and the Employee’s compliance with the same, the Company will, on a without admission of liability basis and without prejudice basis, pay the Employee the following sums by 31 August 2025 or within 3 working days after tax clearance (if applicable), whichever is later:

1.1.1.	S$592,446 being the equivalent of 12 months’ salary; and

1.1.2.	S$146,726.60 being the sum provided in respect of the Employee’s car and housing, including the housing tax refund for 2024 and 2025.

(the "Additional Payment”), which will be paid as one lump sum.

1.2.	The payment of the Additional Payment is conditional upon the Employee: 1.2.1. Reconfirming the terms of this Agreement on the Separation Date;

1.2.2.	Complying with all the terms of this Agreement (including completing any steps for handover, as reasonably requested of him, before the Separation Date) and the Employment Agreement (including the terms of the Employee’s continuing and/or post termination obligations that are intended to survive the termination of the Employment Agreement);

1.2.3.	Notwithstanding the above, the Company and the Employee agree that the duration of the Non-competition Obligation under Section 3(e) of the Employment Agreement will be reduced to 12 months following the Termination Date other than with respect to the following competitors, for which the duration will remain 24 months: Pregis, Sealed Air, Storopack, Sprick, CMC, Packsize, Sparck, Ruilin, AirPower Packaging, Locked Air, BJT, Polycell, and Ameson.

1.2.4.	Not being found to have committed material wrongdoing in any investigation relating to any matter arising out of and/or relating to his employment in respect of matters occurring prior to the Separation Date; and

1.2.5.	The Employee not leaving the Company’s employment otherwise than in accordance with the Notice of Redundancy.

1.3.	In the event that the Employee does not satisfy the conditions set out at Clause 1.2 above, and/or breaches any of the terms of the Notice of Redundancy and/or this Agreement, and/or the Employee’s continuing and/or post termination obligations that are intended to survive the termination of the Employment Agreement, the Company will not have to pay the Employee the Additional Payment. If payment (or any part-payment) of the Additional Payment has already been made, without prejudice to any remedies which the Company has in law or in equity in respect of the breach(es), the Employee shall, on demand, immediately repay the Company the sums which have been paid to the Employee.

1.4.	The Employee acknowledges that the Additional Payment does not in any way indicate that the Employee has any viable Claims (as defined at Clause 2.3 below) against the Company and/or any Group Company, nor does the Company and/or any Group Company admit any liability to the Employee whatsoever.

2.	EMPLOYEE’S OBLIGATIONS

2.1.	The Employee agrees that he will continue to comply with those provisions / obligations that are intended to survive the termination of the Employment Agreement, including but not limited to the Employee’s obligations in respect of post-termination restrictions (Sections 3(b), 3(d) and 3(e) of the Employment Agreement) and confidentiality (Section 3(c) of the Employment Agreement) which shall remain in full force and effect, to the extent stipulated in this Agreement, as such clauses were separately set out in this Agreement.

2.2.	The Employee agrees to keep this Agreement and its contents strictly confidential, and shall take all steps to prevent the disclosure to any person or entity, the existence and terms of this Agreement, except as provided by law.

2.3.	The Employee hereby agrees to unconditionally forever discharge, waive and release any and all Claims that he may have now or in the future against the Company or any Group Company, the Company’s and the Group’s past and present affiliates, related entities, subsidiaries, associated companies, and their employees, shareholders, directors and officers (collectively the “Released Parties”). The Released Parties similarly agree to unconditionally forever discharge, waive and release any and all Claims that they may have now or in the future against the Employee, other than in connection with fraud or other misconduct by the Employee. In the context of this Agreement, “Claims” includes all claims, demands, suits, investigations, causes of action, damages, compensation (including remuneration, fees, bonus, and salary), debts, costs, verdicts and judgments of any nature, whatsoever in law (including claims pursuant to the provisions of the Employment Act 1968) or in equity, whether known or unknown, or suspected, related in any way to or arising out of the Employee’s employment with the Company and/or the termination of the Employee’s employment with the Company, but does not include any claims arising out of or in relation to this Agreement.

2.4.	The Employee agrees that he will not make or publish any statement (orally, electronically, or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could adversely affect, libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Company or any of the other Released Parties.

2.5.	The Employee agrees that he will not, after the Separation Date, represent himself as continuing to be employed by or connected with the Company and/or any Group Company.

2.6.	The Employee agrees that he will not assign his rights or obligations in this Agreement to any third party without the prior written consent of the Company.

3.	NO DEBTS OWED BY THE COMPANY

3.1.	The Employee confirms that there are no sums of money due to him or which will become due to him following the date of this Agreement from the Company and/or any Group Company (except as provided for in this Agreement, and the Notice of Redundancy including, without limitation, any sums relating to and/or arising out of and/or in connection with him employment with the Company, and/or relating to and/or arising out of and/or in connection with the termination of his employment with the Company. The Company similarly confirms that there are no sums of money due to the Company and/or any Group Company or which will become due to it and/or them following the date of this Agreement from the Employee except as provided for in this Agreement.

4.	TAX AND DEDUCTIONS

4.1.	All payments made to the Employee under the Notice of Redundancy and this Agreement (including the Additional Payment) will be less such deductions and/or withheld for tax clearance purposes as the Company will be required by law to make if so applicable. The Employee will account to the Comptroller of Income Tax for any tax payable in respect of all payments made to the Employee upon termination (including the Additional Payment). For the avoidance of doubt, the Employee remains personally liable and responsible to pay any personal or income taxes in Singapore and elsewhere arising out of or resulting from the Notice of Redundancy, this Agreement and the Employment Agreement, including any assessed income tax to the Inland Revenue Authority of Singapore (“ IRAS”) directly. The Company reserves the right to recover any sums paid to IRAS on the Employee’s behalf from him.

4.2.	The Company may make any deductions (and recover) from any sum due from or payable by the Company to the Employee: (1) any amount as the Company may be required or permitted to make pursuant to any applicable law; and/or (2) any amount which may be due from or payable by the Employee to the Company, to the extent permitted by law.

5.	POST-EMPLOYMENT ASSISTANCE

5.1.	The Employee undertakes to, for up to 12 months after the Separation Date, upon notification in writing by the Company (which notification will be at least 2 months in advance, unless not possible, then as far in advance as possible), assist to his fullest ability with respect to any actual or threatened legal proceedings and/or investigations involving the Company and/or anyGroup Company, including but not limited to acting as a witness with respect to any legal proceedings, for which the Employee will be reimbursed all reasonable costs and will be duly compensated for his time at the market rate commensurate with the Employee’s experience and qualification.

6.	ENTIRE AGREEMENT

6.1.	This Agreement and the Notice of Redundancy constitutes the entire agreement and understanding between the Company and the Employee in respect of the matters relating to the termination of the Employee’s employment with the Company. Any previous deeds, agreements, understandings and negotiations on this subject-matter are superseded and of no effect.

6.2.	Each Party acknowledges that it has not been induced to enter into this Agreement by, or entered into this Agreement in reliance upon any representation, warranty or undertaking made by the other Party which is not expressly set out or referred to in this Agreement. Nothing in this clause shall however operate to limit or exclude liability for fraud.

7.	ILLEGALITY

7.1.	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

8.	VARIATION, WAIVERS AND REMEDIES

8.1.	No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion, rescission or replacement however effected.

8.2.	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so waived.

8.3.	No failure on the part of any Party to exercise, and no delay on its part in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy.

8.4.	Without prejudice to any other rights or remedies which the Company may have, the Employee acknowledges and agrees that damages may not be an adequate remedy for any breach by the Employee of his obligations under this Agreement.

9.	COUNTERPARTIES

9.1.	This Agreement may be executed in any number of counterparts, and this has the same effect as if the execution of the counterparts were of a single copy of this Agreement.

9.2.	Each Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission, or in Adobe Portable Document Format (“PDF”) sent by electronic mail. A facsimile or PDF signature of any Party will be deemed to be an original signature and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.

10.	NOTICES

10.1.	Any notices, demands or other communications required or permitted to be given or made in this Agreement shall be in writing and delivered personally or sent by prepaid registered post to the intended recipient thereof at its address set out below, or by email addressed to the intended recipient thereof at its email address set out below (or to such other address, or email address as any Party may from time to time notify the other Party). Any such notice, demand or communication shall be deemed to have been duly served (if given personally or made by email) immediately when left at the address required by this clause, or upon a successful transmission, or (if delivered by prepaid registered post) three (3) business days after posting. The initial addresses and email addresses of the Parties for the purposes of this Agreement are:

The Company	:	RANPAK PTE. LTD.

Address	:	456 Alexandra Road #22-02, Fragrance Empire Building Singapore 119962

Email Address	:	horvath.sara@ranpak.com

Attention	:	Sara Horvath, Chief Legal Officer

The Employee	:	ANTONIO GRASSOTTI

Address	:	21 Nathan Road, #06-01, Nathan Suites Singapore 248743

Email Address	:	Antonio@grassotti.net

11.	CONTRACT (RIGHTS OF THIRD PARTIES) ACT

11.1.	Save for the Released Parties, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 to enforce or enjoy the benefit of any term of this Agreement.

11.2.	This Agreement shall be binding on and inure for the benefit of the successors of the Parties but shall not be assignable.

1.1.	No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.

12.	GOVERNING LAW AND JURISDICTION

12.1.	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore and subject to the exclusive jurisdiction of the Singapore Courts.

** Execution Page Follows**

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

THE COMPANY
SIGNED by	)
Sara Horvath	)
Authorized Signatory	)
for and on behalf of	)
RANPAK PTE. LTD.	)

THE EMPLOYEE
SIGNED by	)
Antonio Grassotti	)

SCHEDULE 3

Letter of Resignation

Sent separately.